Exhibit 3.5

ARTICLES OF AMENDMENT

TO THE

AMENDED AND RESTATED

ARTICLES OF INCORPORATION

OF

BANUESTRA FINANCIAL CORPORATION

1.

The name of the corporation is Banuestra Financial Corporation (the “Corporation”).

2.

Article Two of the Amended and Restated Articles of Incorporation of the Corporation is amended by adding the following to the end:

“On the effective date of this amendment (the “Effective Date”), each three shares of the corporation’s Common Stock issued and outstanding immediately prior to the Effective Date shall automatically be changed, pursuant to a reverse stock split, into two shares of the corporation’s Common Stock.  No fractional shares shall be issued. In lieu of any fraction of a share of Common Stock which results from the reverse stock split and share exchange, the holder will receive scrip. Scrip shall be in registered form and shall entitle the holder thereof to receive a full common share upon surrendering enough scrip to equal a full common share.  Scrip shall become void if not exchanged for full shares on or prior to December 31, 2007.  The Corporation may sell the shares for which the scrip is exchangeable at any time that a market is available, and the proceeds therefrom shall be paid to the scripholders.  Scrip shall not be entitled to exercise the rights of a shareholder, including but limited to the right to vote, the right to receive any dividends, or the right to participate in the assets of the Corporation upon liquidation.  All references in these Amended and Restated Articles of Incorporation to “Common Stock” shall, after the Effective Date, refer to the reduced shares of Common Stock existing after the reverse stock split and share exchange.”

3.

This Amendment only affects issued and outstanding shares and does not affect the number of authorized shares of the Corporation.  The reverse stock split and resulting exchange of shares described herein shall be implemented as follows:

Each holder of a certificate or certificates which immediately prior to the Effective Date represented outstanding shares of Common Stock (the “Old Certificates”) shall be entitled to receive, upon surrender of such Old Certificates, a certificate or certificates (the “New Certificates”) representing two shares of Common Stock for each three shares of Common Stock issued and outstanding prior to the effective date.  From and after the Effective Date, Old Certificates shall thereupon be deemed for all corporate purposes to evidence ownership of Common Stock in the appropriately reduced whole number of post-reverse split shares.  If any New Certificate is to be issued in a name other than that in which the Old Certificate was issued, the Old Certificate so surrendered shall be properly endorsed and otherwise in proper form for transfer.

No such fractional shares shall be issued.  In lieu of any faction of a share of Common Stock which results from the reverse stock split, the holder will receive scrip.  Scrip will be documented by a certificate.  The holders of scrip may aggregate or combine their scrip with scrip owned by other shareholders to make a full share.  Aggregated scrip representing a full share may be surrendered to the company, and the bearer of such scrip shall receive from the company a full share of the company’s common stock.  Script not exchanged for shares of common stock will be cancelled on December 31, 2007.

4.

Except as expressly amended hereby, all other provisions of the Amended and Restated Articles of Incorporation shall remain in full force and effect.

5.

This Amendment was duly adopted by the board of directors of the Corporation on November  27, 2006.

6.

This Amendment was duly approved by the holders of a majority of the shares of the Common Stock of the Corporation in accordance with Section 14-2-1003 of the Georgia Business Corporation Code at a Special Meeting of the shareholders held on January 5, 2007.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to the Amended and Restated Articles of Incorporation to be executed and attested by its duly authorized officer this 17th day of January, 2007.

BANUESTRA FINANCIAL CORPORATION

By:	/s/ DREW W. EDWARDS
Drew W. Edwards
Chief Executive Officer